Exhibit 99.1

Contacts: Monique Greer 720-540-5268 mgreer@allos.com	Madeline Malia 609-454-0325 mmalia@allos.com

Allos Therapeutics Reports 2010 Financial Highlights and 2011 Key Business Priorities

— Reports 27 percent sequential increase in FOLOTYN® fourth quarter demand sales over third quarter 2010 —

WESTMINSTER, Colo., January 11, 2011 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported its fourth quarter 2010 financial highlights and announced its 2011 key business priorities. Members of the Company’s senior management will provide a business update at the 29th Annual J.P. Morgan Healthcare Conference in San Francisco at 8:00 a.m. Pacific Time on Wednesday, January 12, 2011.

Recent Developments and Highlights

•                  Reports $11.8 million in FOLOTYN® (pralatrexate injection) fourth quarter demand sales, representing a 27 percent sequential increase over third quarter 2010

•                  Pursuing regulatory approval of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) in Europe following acceptance of the Company’s Marketing Authorisation Application (MAA) for review by the European Medicines Agency (EMA) in December 2010

•                  Prioritizing resources on the development and commercialization of FOLOTYN for the treatment of hematologic malignancies

•                  Maintaining current level of personnel in sales and marketing to drive growth in sales while reducing total employees by approximately 13 percent, primarily in research and development and general and administrative — realizing approximately $4 million in annual cash savings moving forward

•                  The Company will not pursue Phase 3 studies for non-small cell lung cancer (NSCLC) at this time

•                  Pursuing strategic partner for the potential co-development and commercialization of FOLOTYN outside the United States

•                  Reports strong balance sheet with total cash and investments of $98.6 million and no debt at the end of 2010

“During 2010, we continued to make progress as a commercial organization with the launch of FOLOTYN for patients with relapsed or refractory PTCL, and we are encouraged by the sales growth achieved in the fourth quarter.  We believe the market opportunity for FOLOTYN is substantial, and we are committed to driving brand awareness and establishing FOLOTYN as the second-line standard of care for PTCL,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics, Inc.  “Moving forward, we intend to prioritize our resources on the development and commercialization of FOLOTYN for the treatment of PTCL, CTCL and other hematologic malignancies.  We are excited that our MAA for FOLOTYN was accepted for review by the EMA, as we believe Europe represents another important market opportunity for FOLOTYN.  In addition, we are pursuing a strategic partner for the potential co-development and commercialization of FOLOTYN outside the United States.”

Financial Highlights for Fourth Quarter 2010 (Preliminary and Unaudited)

•                  In January 2010, the Company commenced the commercial launch of FOLOTYN, the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory PTCL.  Allos sells FOLOTYN to pharmaceutical wholesale distributors who then resell FOLOTYN to patients’ health care providers.

•                  Gross product sales to health care providers, or demand sales, were approximately $11.8 million for the fourth quarter 2010, a 27 percent sequential increase over the third quarter 2010.  Gross product sales to distributors, or factory sales, were $12.1 million for the fourth quarter 2010, a 25 percent sequential increase over the third quarter 2010.

•                  Net product sales, which represents factory sales less gross to net sales adjustments, are expected to approximate $11.7 million for the fourth quarter 2010.  Net product sales for the fourth quarter include a one-time increase of approximately $1.1 million related to a change in revenue recognition methodology.

•                  Prior to the fourth quarter, the Company recognized revenue on the basis of demand sales.    During the fourth quarter, the Company began recognizing revenue on the basis of factory sales as the Company established a sufficient history in order to reasonably estimate returns in accordance with GAAP.  The $1.1 million one-time increase in net product sales represents the cumulative difference between factory sales and demand sales at the end of the third quarter, or deferred revenue, less applicable gross to net sales adjustments.

•                  Cash, cash equivalents and investments totaled approximately $98.6 million as of December 31, 2010.

•                  The Company plans to report its complete financial results for 2010 in March 2011.

“During the second half of 2010, we implemented a strategic effort aimed at improving account penetration and optimizing the duration of treatment for FOLOTYN, in addition to our ongoing efforts to build brand and disease awareness,” said Mike Schick, vice president of sales and marketing at Allos Therapeutics.  “We believe these efforts are driving increased awareness of FOLOTYN among hematologists and oncologists leading to an increase in the total number of ordering accounts, which contributed to the 27 percent increase over third quarter demand sales.  We expect the permanent J-Code that became effective in January 2011 to further enhance patient access.”

Financial Guidance

Total operating costs and expenses, excluding cost of sales and non-cash stock-based compensation expense, are expected to approximate $95 to $98 million for 2011.  Moving forward, the Company intends to prioritize its resources on the development and commercialization of FOLOTYN for the treatment of hematologic malignancies.  Therefore, the Company plans to maintain its current level of personnel in sales and marketing to drive growth in sales while reducing total employees by approximately 13 percent, or 25 employees, primarily in research and development and general and administrative.  The Company expects to incur a one-time charge of approximately $0.7 million in 2011 related to this action and expects to realize approximately $4 million in annual cash savings moving forward.

“From a financial perspective, we enter 2011 with a strong balance sheet, with approximately $98.6 million in cash and no debt,” said David Clark, vice president of finance at Allos Therapeutics. “We prudently managed our operating costs and expenses during 2010.  Our plans for 2011 reflect the continued prioritization of our resources to drive our strategic goals for the development and commercialization of FOLOTYN in hematologic malignancies.”

Cost of sales for 2011 is expected to approximate 10 percent of factory sales, which includes the current 8 percent royalty on FOLOTYN sales.  Actual financial results for 2011 will vary based upon many factors, including the growth of FOLOTYN sales and rate of patient enrollment in FOLOTYN clinical trials that are ongoing and planned for initiation in 2011.

2011 Key Business Priorities

•                  Drive growth in U.S. sales of FOLOTYN for relapsed or refractory PTCL

•                  Enrich PTCL patient population through enhanced brand and disease-state awareness

•                  Establish FOLOTYN as second-line standard of care for PTCL

•                  Ensure patient access

•                  Increase average duration of patient therapy

•                  Pursue regulatory approval to market FOLOTYN in Europe for relapsed or refractory PTCL

•                  The Company’s Marketing Authorisation Application (MAA) was accepted for review by the European Medicines Agency (EMA) in December 2010

•                  Secure strategic partner for the co-development and commercialization of FOLOTYN outside the United States

•                  Advance FOLOTYN development program in hematologic malignancies and pursue new indications

•                  Obtain FDA agreement and initiate Phase 3 trial of sequential FOLOTYN in previously untreated patients with PTCL following CHOP or a CHOP-like chemotherapy regimen

•                  Determine maximum tolerated dose and obtain FDA agreement for Phase 3 trial of FOLOTYN in combination with systemic bexarotene in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL)

•                  Optimize investment in solid tumors through efficient use of funds

•                  Ongoing collaboration with the NCCN Oncology Research Program

•                  Complete ongoing Company-sponsored studies in bladder and breast cancer

•                  The Company will not pursue Phase 3 studies for NSCLC at this time

Presentation to be Webcast

Members of the Company’s senior management will present at the 29th Annual J.P. Morgan Healthcare Conference.  The presentation will begin at 8:00 a.m. Pacific Time on Wednesday, January 12, 2011.  There will be a live webcast of the presentation, which will be accessible through a link available on the home page and investor relations section of the Allos website.  In addition, the webcast will be archived for 90 days.

About Peripheral T-Cell Lymphoma

T-cell lymphomas comprise a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin lymphoma (NHL).(1-3)  The Company estimates the current annual incidence of PTCL to be approximately 5,900 patients in the U.S. and approximately 6,000-7,000 patients in the top five European markets.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4-5)

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Sloan-Kettering Institute for Cancer Research, SRI International and Southern Research Institute and developed by Allos Therapeutics. In

September 2009, the FDA granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated.  FOLOTYN has been available to patients in the U.S. since October 2009.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor.  FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma.  Allos is also developing FOLOTYN in other hematologic malignancies and solid tumors. Allos retains exclusive worldwide rights to FOLOTYN for all indications.  Allos is headquartered in Westminster, CO.  For additional information, please visit www.allos.com.

Non-GAAP

Non-GAAP financial information is utilized by Allos’ management to provide a useful measure of operating performance of the company.  Non-GAAP financial information herein includes the 2011 financial guidance related to operating costs and expenses.  Guidance for operating costs and expenses excludes cost of sales, amortization of intangible asset and non-cash stock based compensation expense, which is not being provided at this time.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the commercialization of FOLOTYN for the treatment of patients with relapsed or refractory PTCL; the Company’s projected operating costs and expenses for fiscal year 2011; the Company’s intent to enter into a strategic partnership for the continued development and potential future commercialization of FOLOTYN outside the United States; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking.  Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with the commercialization of FOLOTYN; the ability to expand the approved indications for FOLOTYN; the status of reimbursement from third party payers; the Company’s dependence on third party manufacturers; the Company’s compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and the Company’s post-marketing requirements; that the design of and data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of FOLOTYN for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support EMA approval; that the Company may lack the financial resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN and that the Company may be unable to negotiate a strategic partnership for the continued development and potential future commercialization of FOLOTYN outside the United States on acceptable terms, or at all.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

Source: Allos Therapeutics, Inc.

# # #

References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.